Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

Arthur O. Whipple
Chief Financial Officer
Silicon Storage Technology, Inc.
awhipple@sst.com
(408) 735-9110

SST Reports Second Quarter 2006 Financial Results

SUNNYVALE, Calif., July 19, 2006 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the second quarter ended June 30, 2006.

Net revenues for the second quarter were $107.7 million, compared with $110.5 million in the first quarter of 2006 and $93.3 million in the second quarter of 2005.

Net income for the second quarter of 2006 was $1.5 million, or $0.01 per share, based on approximately 104.5 million diluted shares outstanding. By comparison, the company recorded net income of $11.3 million, or $0.11 per share on approximately 104.8 million diluted shares outstanding in the first quarter of 2006. The first quarter included a pre-tax gain of $12.2 million on a sale of a portion of one of the company’s investments. The first and second quarters of 2006 include charges for stock option expense of $2.0 million and $1.8 million, respectively. For the second quarter of 2005, the company reported a net loss of $19.6 million, or a net loss of $0.19 per share on approximately 102.2 million diluted shares outstanding.

SST finished the second quarter 2006 with $116.2 million in cash, cash equivalents and short-term investments.

Management Qualitative Comments

“As we bring to a close a relatively weak first half of 2006, we are pleased to see strengthening demand moving into the second half of the year,” said Bing Yeh, chief executive officer. “As was expected, sales in the Internet computing and digital consumer applications during the second quarter were seasonally soft. Sales from networking and wireless communications applications, however, were very strong. In fact, in the second quarter revenues from wireless communications surpassed that of Internet computing and became our second largest application, due to record shipments in GPS module and cell phone applications, as well as the renewed strength in the Bluetooth and cordless phone markets. Further, we made good progress in reducing our inventory level and improving our cash position during the quarter.

“Coupled with what we expect to be strengthening demand in unit shipments in the second half of 2006, we are optimistic about the continued stability of the pricing environment for the NOR flash market. While competitive pressures remain, our industry has not increased capacity, which led to only modest reductions in prices in the second quarter. We believe that strengthening demand will help to further stabilize this market.

“As we look ahead to the coming quarters, we see several important drivers of our growth and financial improvement. First, we are aggressively executing our product and technology roadmap. Today substantially all of our new wafer starts are in 0.25 micron and 0.18 micron technology. We are intensively developing 0.13 micron and 0.12 micron technologies for our high density serial flash and low cost medium density parallel NOR flash products. We expect to introduce our first 0.12 micron product by the end of this year. Also, we believe that our non-memory business holds great potential. Our non-memory products to date include flash microcontrollers, NAND controller-based IC products, smart card ICs and radio frequency ICs and modules. Our new product development is in full-force and we expect to continue to announce new products this year.

“Second, we expect to see returning growth in our licensing business. While our 0.25 micron and above embedded-flash technologies are in volume production at more than a dozen semiconductor companies and have many years of production still to come, we are just beginning to ramp production of our 0.18 micron technology node at five licensee companies. These 0.18 micron licensing agreements now account for about 20 percent of our royalty revenue. Therefore, we are optimistic that as they ramp to volume production, our royalty revenue will show meaningful growth.

“Finally, we believe that there are promising emerging applications that can drive the demand for our products in the years to come. For example, we believe that there will be a significant market for an ultra low-cost cell phone with limited functionality built-in that can address developing markets in Asia, Latin America and other parts of the world. In addition, higher-end cell phones with built-in Wi-Fi modules or GPS modules are also becoming popular. We believe these various types of phones will drive the demand for low density NOR flash to a new level due to the sheer size of the cell phone market.

“Over the past many years, SST has demonstrated that it can execute on a strategy of bringing cost-reduced, feature-rich products to market through the advantages of our patented SuperFlash technology. This strategy has allowed us to be a leader in the low-density NOR market as it continues to evolve. Our second-generation technology has been in volume production since 2004 and is addressing the market from embedded flash microcontrollers to 64Mbit flash memory. We are optimistic that the market is evolving in our favor and that we have the technology, the products and the global presence to turn these opportunities into tangible results.”

Third Quarter 2006 Outlook

SST expects its third quarter revenues to be between $115 million and $130 million, assuming continuing levels of stability occur in the U.S. and international economies. Gross margin is expected to be between 22 and 26 percent, subject to the risk of changing market conditions. Research and development expenses are expected to be approximately $15 million and total operating expenses are expected to be approximately $28 million including stock option expense. Net income per share on a GAAP basis for the third quarter of 2006 is expected to be between ($0.02) and $0.04.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST. Those wishing to participate in the conference should dial (888) 423-3271, international participants please dial (612) 332-0226, using the password “SST” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 832352. A webcast replay of the conference call will be available until the next earnings conference call on the company’s web site at http://www.sst.com/events.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products. The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH. SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontrollers and radio frequency ICs and modules. Further information on SST can be found on the company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding SST’s financial performance for the third quarter of 2006 and thereafter, flash memory and non-memory market conditions, the performance of new products and SST’s ability to bring new products to market that involve risks and uncertainties. These risks may also include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005. These forward-looking statements are based on current expectations and SST assumes no obligation to update them.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com. SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

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— FINANCIAL TABLES TO FOLLOW —

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(unaudited)
Net revenues:
Product revenues	$84,882	$98,938	$164,152	$199,241
Technology licensing	8,417	8,791	15,462	19,019
Total net revenues	93,299	107,729	179,614	218,260
Cost of revenues	82,037	80,355	155,759	156,973
Gross profit	11,262	27,374	23,855	61,287
Operating expenses:
Research and development	13,086	13,093	25,051	28,260
Sales and marketing	7,006	7,042	14,346	15,203
General and administrative	7,123	5,769	13,825	11,806
Other non-recurring charges	2,911	—	2,911	—
Total operating expenses	30,126	25,904	56,133	55,269
Income (loss) from operations	(18,864)	1,470	(32,278)	6,018
Other income (expense)	1,014	1,056	1,215	1,495
Interest expense	(37)	(57)	(58)	(136)
Gain on sale of equity investents	—	—	—	12,206
Inpairment of equity investments	—	—	—	(3,523)
Income (loss) before provision for income taxes	(17,887)	2,469	(31,121)	16,060
Provision for income taxes	1,693	1,014	2,440	3,315
Minority interest	7	—	(77)	—
Net income (loss)	$(19,587)	$1,455	$(33,484)	$12,745
Net income (loss) per share - basic	$(0.19)	$0.01	$(0.33)	$0.12
Shares used in per share calculation	102,201	103,178	100,010	103,159
Net income (loss) per share - diluted	$(0.19)	$0.01	$(0.33)	$0.12
Shares used in per share calculation	102,201	104,529	100,010	104,634

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2005	2006
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$78,390	$116,169
Trade accounts receivable, net	77,236	59,325
Inventories	108,343	94,433
Other current assets	13,109	13,194
Total current assets	277,078	283,121

Equipment, furniture and fixtures, net	19,415	17,675
Long-term marketable securities	39,057	22,500
Other assets	112,650	114,429
Goodwill	29,637	29,637
Total assets	$477,837	$467,362

LIABILITIES
Current liabilities:
Notes payable, current portion	$39	$218
Trade accounts payable	70,527	54,131
Accrued expenses and other liabilities	20,318	24,552
Deferred revenue	4,493	4,090
Total current liabilities	95,377	82,991

Other liabilities	2,627	1,880
Total liabilities	98,004	84,871

SHAREHOLDERS’ EQUITY
Common stock	377,027	382,203
Accumulated other comprehensive income	31,780	16,517
Retained earnings/(Accumulated deficit)	(28,974)	(16,229)
Total shareholders’ equity	379,833	382,491
Total liabilities and shareholders’ equity	$477,837	$467,362

Silicon Storage Technology, Inc. and Subsidiaries
Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				2Q05 to	1Q06 to
	2Q05	1Q06	2Q06	2Q06	2Q06

Product Revenue By Ship-To Location
North America	5%	7%	5%	20%	(19)%
Total International	95%	93%	95%	19%	1%
Europe	8%	8%	7%	2%	(15)%
Japan	7%	8%	9%	43%	7%
Korea	8%	5%	6%	(14)%	22%
China	47%	56%	46%	15%	(20)%
Taiwan	14%	10%	19%	65%	97%
Other Far East	11%	6%	8%	(13)%	15%

Product Revenue By Application
Digital Consumer	45%	44%	37%	(2)%	(17)%
Internet Computing	29%	28%	26%	7%	(8)%
Networking	6%	5%	7%	39%	40%
Wireless Communications	20%	23%	30%	70%	26%

	Stock Option Expense
	(in thousands)
	2Q05	1Q06	2Q06
Manufacturing	$—	$157	$153
Research & development	$—	$980	$792
Sales & marketing	$—	$260	$237
General & administrative	$—	$640	$583
	$—	$2,037	$1,765